EXHIBIT 10.9

Granite Falls Community Ethanol Plant, LLC
2448 — 540th Street, Suite 1
P.O. Box 216
Granite Falls, Minnesota 56241

August 10, 2004

Glacial Lakes Energy, LLC
301 — 20th Avenue S.E.
P.O. Box 933
Watertown, South Dakota 57201

Re:	Qualifying Bridge Loan

Ladies and Gentlemen:

     On July 1, 2004, you indicated your intent, in connection with our initial public offering, to subscribe for 6,500 of our membership units for $6,500,000 subject to various conditions. As you are aware, we are awaiting comments from the U.S. Securities and Exchange Commission on our preliminary prospectus supplement dated July 29, 2004 (a copy of which we have provided to you) which describes the investment arrangements for Fagen, Inc. and you. Pending receipt of the SEC’s comments, we are in the midst of asking the subscribers to date in our offering to reconfirm their investment decision based on the information contained in our preliminary prospectus supplement.

     Meanwhile, we are all mindful of the August 31, 2004 deadline to have at least $18 million deposited in the escrow account in order to close on the public offering, the 20-day call period for subscribers to send in the balance of their subscription funds and the requirement to have a minimum of $18 million of subscriptions prior to making this call.

     As you recall, the $18 million minimum subscription requirement, and the $18 million minimum escrow deposit amount, is reduced by the amount of proceeds received by us from any “Qualifying Bridge Loans.” In order to expedite our ability to call in the balance of subscription funds from existing subscribers who have reconfirmed their investments, we have requested that, in place of your indicated intent to subscribe for 6,500 membership unit for $6,500,000, you make a $6,500,000 loan to us on the following terms and conditions:

     1. Within ten (10) business days of the date of this letter, you agree to wire transfer to us $6,500,000 as a loan that we will repay pursuant to the terms of the Secured Qualifying Bridge Loan Promissory Note attached as Exhibit A. We agree to hold the loan proceeds in escrow until each of the following conditions to our right to draw upon the loan is satisfied or waived in writing by you:

Glacial Lakes Energy, LLC
August 10, 2004

a.	Clearance by the Securities and Exchange Commission and applicable state securities authorities of a prospectus supplement for use in connection with the public offering that incorporates the negotiated business terms for the Consulting Agreement, Operating and Management Agreement and Fifth Amended and Restated Operating and Member Control Agreement.

b.	Approval by our existing members to the Fifth Amended and Restated Operating and Member Control Agreement and our execution and delivery to you of the Consulting Agreement and Operating and Management Agreement.

c.	Obtaining a written commitment for debt financing with a lender or lenders for an amount which, when added to our net offering proceeds in the public offering (including this loan and any other qualified bridge loan proceeds), will yield at least $57,850,000.

d.	The proceeds from the subscriptions for units in the public offering are released from escrow to us.

If the foregoing conditions are not satisfied by September 30, 2004, or if the proceeds from the subscriptions for units in the public offering are returned to subscribers, whichever date occurs first, then the proceeds of this loan will be returned to you from escrow. Upon delivery to the escrow agent and you of our certification that the foregoing conditions have been satisfied by us (or waived by you), the loan proceeds shall be released from escrow to us. We will apply the loan proceeds to build an ethanol plant and to start operating the ethanol plant as described in our prospectus.

     2. Assuming that the SEC declares effective the post-effective amendment to our registration statement for the public offering on or before August 30, 2004, the entire $6,500,000 balance of the Secured Qualifying Bridge Loan Promissory Note will then automatically convert into subscription proceeds for 6,500 membership units in connection with our offering on August 30, 2004. Upon conversion, such subscription proceeds shall continue to be held in escrow and shall be released from escrow to us upon satisfaction of each of the conditions in Section 1 above, or your waiver thereof. If the subscription proceeds in the public offering are not released from escrow by September 30, 2004, or if the proceeds from the subscriptions for units in the public offering are returned to subscribers, whichever date occurs first, then we will promptly return to you your subscription proceeds from the conversion of your loan.

     To the extent of any conflict, this letter and the Secured Qualifying Bridge Loan Promissory Note supersede the Pre-Closing Memorandum of Understanding dated July 1, 2004 between the parties.

Glacial Lakes Energy, LLC
August 10, 2004

     If this letter correctly summarizes our agreement, please so indicate by your signature below.

Very truly yours,	Agreed to and accepted:

Granite Falls Community Ethanol Plant, LLC	Glacial Lakes Energy, LLC

By /s/ PAUL ENSTAD	By /s/ JON T. ANDERSON

Its Chairman	Its Chairman

SECURED QUALIFYING BRIDGE LOAN PROMISSORY NOTE         Exhibit A

$6,500,000	August 10, 2004

     FOR VALUE RECEIVED, the undersigned, Granite Falls Community Ethanol Plant, LLC, a Minnesota limited liability company (the “Maker”), hereby promises to pay to the order of Glacial Lakes Energy, LLC, a South Dakota limited liability company (the “Lender”), at such place as the Lender may designate in writing, the principal sum of Six Million Five Hundred Thousand Dollars ($6,500,000), as follows.

1. Interest. No interest will accrue on any outstanding principal balance of this Note until such principal balance is release from escrow to the Maker. From and after such date, interest will accrue on the outstanding principal balance of this Note at six percent (6%) per annum.

2. Due Date; Automatic Conversion. The entire principal balance of this Note, and all accrued, but unpaid interest, is due and payable in a single lump sum on September 30, 2004. Despite the foregoing, the entire principal balance hereof will automatically convert on August 30, 2004 into subscription proceeds for membership units of Maker at a conversion rate of $1,000 per membership unit, conditioned upon the U.S. Securities and Exchange Commission having declared effective on or before such date a post-effective amendment to the Maker’s Registration Statement, SEC File No. 333-112567, with respect to the public offering of Maker’s membership units (the “Registration Statement”). Upon conversion, such subscription proceeds shall continue to be held in escrow and shall be released from escrow to us upon satisfaction of each of the conditions in Section 1 of the letter agreement between Maker and Lender of even date herewith, or your waiver thereof. If the subscription proceeds in the public offering are not released from escrow by September 30, 2004, or if the proceeds from the subscriptions for units in the public offering are returned to subscribers, whichever date occurs first, then we will promptly return to you your subscription proceeds from the conversion of your loan.

3. Prepayments. The Maker may prepay the principal of this Note, in whole or in part, at any time without penalty.

4. Default. The Maker is in default under this Note (and the entire then outstanding principal shall be immediately due and payable without any further notice of any kind by Lender) if (i) the Maker fails to pay this Note in full on its due date in Section 2 above or (ii) the Maker makes any general assignment for the benefit of its creditors or institutes proceedings under (or has any involuntarily proceedings commenced against it pursuant to) any bankruptcy, debt arrangement or other similar law.

5. Security. The Maker hereby grants the Lender a security interest in all of the Maker’s assets, whether now owned or hereafter acquired, to secure the timely repayment of this Note.

6. Waivers. The Maker waives presentment for payment, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.

7. Costs of Collection. If this Note is not paid when due, the Maker will pay the Lender’s reasonable costs of collection, including reasonable attorney’s fees, in addition to the unpaid principal and interest hereunder.

8. Intent as Qualifying Bridge Loan. It is the intention of the Maker that this Note be construed to constitute a “Qualifying Bridge Loan” as described in the Maker’s Registration Statement. Maker acknowledges that Lender makes no representation or warranty with regard to whether this Note constitutes a “Qualifying Bridge Loan”.

9. Applicable Law. This Note is governed by Minnesota law, excluding its conflict of laws rules.

     IN WITNESS WHEREOF, the undersigned has hereunto affixed its signature.

Granite Falls Community Ethanol Plant, LLC

By /s/ Paul Enstad

Its Chairman